Exhibit 99.1

NEWS RELEASE

October 26, 2004

Contact:	Don P. Duffy Executive Vice President, Chief Financial Officer Onyx Acceptance Corporation (949) 465-3808 Email: investor@onyxco.com

ONYX ACCEPTANCE REPORTS RECORD EARNINGS
AND A $0.25 DIVIDEND FOR THE FOURTH QUARTER

Diluted Earnings per Share Increase 123%

FOOTHILL RANCH, Calif., October 26, 2004 /PRNewswire-FirstCall/ — Onyx Acceptance Corporation (Nasdaq: ONYX — news) announced today its financial and operational results for the quarter ended September 30, 2004, and declared a $0.25 per share dividend.

Net income and earnings per diluted share for the quarter were $4.4 million and $0.69 respectively, compared to $1.8 million and $0.31 for the quarter ended September 30, 2003. Financial highlights for the quarter were:

•	Net Income increased $2.5 million, or $0.38 per diluted share over the third quarter of 2003.

•	Total Revenues increased 14% over the third quarter of 2003.

•	Operating expense ratio declined to 2.6% and 2.8% for the quarter and nine-month periods ended September 30, 2004.

•	Net Charge-offs decreased by 38% to 1.23%, annualized, versus the third quarter of 2003.

•	30+ day delinquency decreased to 0.87% versus 1.37% as of December 31, 2003.

•	A $0.25 per share dividend was declared.

Revenues:

Total revenues for the third quarter 2004 increased to $30.8 million compared to $27.1 million for the third quarter of 2003. For the nine-month period ended September 30, 2004, total revenues were $87.5 million, compared to $77.2 million for the same period in 2003. Total revenues are comprised of net interest income, service fee income and securitization gains. Net interest income was $7.3 million for the quarter ended September 30, 2004, compared to $4.8 million for the same period in 2003. For the nine-month period ended September 30, 2004, net interest income was $20.0 million, versus $19.1 million for the same period in 2003. The increase in net interest income is principally due to an increase in interest income generated from the Company’s retained interest in securitized assets. Service fee income was $15.0 million for the third quarter of 2004, compared to $13.6 million for the third quarter of 2003. For the nine-month period ended September 30, 2004, service fee income increased to $42.4 million, versus $40.0 million for the same period in 2003. Service fee income is principally comprised of contractual servicing fees earned on managed receivables. Managed receivables include contracts held for sale and investment, contracts sold on a whole loan basis with servicing retained and outstanding securitized contracts. Managed receivables were approximately $3.5 billion as of September 30, 2004, versus $2.9 billion as of September 30, 2003. Service fee income also includes investment interest, late fees, extension fees, document fees and other fees charged to the customer. The gain on the third quarter securitization decreased to $8.5 million compared to a gross gain of $9.2 million for the same period in 2003. The decrease in gain was principally due to a reduction in the interest rate spread on the 2004-C securitization. For the nine-month period ended September 30, 2004, total gains were $25.1 million, versus net gains of $18.1 million for the same period in 2003

Operating Expenses:

Operating expenses were $22.8 million, or 2.6% of managed receivables for the third quarter of 2004, versus $23.0 million, or 3.2% of managed receivables for the same period in 2003. For the nine-month period ended September 30, 2004, total operating expenses were $68.6 million, compared to $69.0 million for the same period in 2003. The decrease in total operating expenses stems from a reduction in collection related charges resulting from improvements in the Company’s delinquency and loss rates.

Portfolio Performance:

Total 30+ day delinquency as a percentage of the serviced portfolio decreased to 0.87% at September 30, 2004, versus 1.37% as of December 31, 2003. Annualized net charge-offs as a percent of the average serviced portfolio decreased to 1.23% for the third quarter of 2004, from 1.98% for the same period in 2003. The Company’s serviced repossessed inventory decreased to $13.1 million or 0.46% of the serviced portfolio at the end of September 2004, from $15.7 million or 0.55% of the serviced portfolio at September 30, 2003. The Company’s allowance for estimated credit losses on securitized assets was 3.5% at September 30, 2004, compared to 4.1% at December 31, 2003.

Contract Purchases:

Contract purchases, including Onyx Gold volume, for the quarter ended September 30, 2004 were $454.1 million, compared to $457.8 million for the third quarter of 2003.

Dividend:

The Company’s Board of Directors voted to approve a cash dividend of $0.25 per share for the fourth quarter of 2004. The dividend will be paid on November 22, 2004 for shareholders of record as of November 8, 2004.

Capital One Merger:

On September 22, 2004, the Company announced the signing of a definitive agreement under which Capital One Auto Finance, Inc. (COAF) will acquire Onyx for approximately $191 million in an all-cash transaction. The acquisition will combine COAF, an auto finance provider through auto dealers and direct to consumers, with Onyx. Ranked by annual originations, the acquisition will create the 2nd largest independent auto lender in the United States. Under the terms of the agreement, Onyx shareholders will receive cash of $28 per share. The transaction, which was approved by the boards of directors of both companies, is subject to regulatory and Onyx shareholder approval and is expected to close in the fourth quarter of 2004 or early in the first quarter of 2005.

Onyx Acceptance Corporation is a specialized automobile finance company based in Foothill Ranch, CA. Onyx provides financing to franchised and select independent dealerships throughout the United States.

This news release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including statements regarding the Company’s pending merger with COAF, the Company’s cash flow, revenue and growth opportunities, the performance of the Company’s outstanding portfolio and securitization transactions, the Company’s expected loss, charge-off and delinquency rates, the continued availability of liquidity sources in coming quarters and the performance of the economy in the United States. Other important factors are detailed in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 and annual report on Form 10-K for the year ended December 31, 2003.

For information about Onyx Acceptance Corporation, please visit the Investor Relations section of our website at www.onyxco.com.

ONYX ACCEPTANCE CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(UNAUDITED)	(UNAUDITED)
	(In Thousands)	(In Thousands)
	September 30,	December 31,
	2004	2003
ASSETS
CASH & CASH EQUIVALENTS	$28,367	$15,434
RESTRICTED CASH	1,576	500
CONTRACTS HELD FOR SALE - (1)	161,573	195,347
CONTRACTS HELD FOR INVESTMENT- (2)	10,900	8,812
CREDIT ENHANCEMENT ASSETS	184,269	182,344
OTHER ASSETS	12,449	11,378

TOTAL ASSETS	$399,134	$413,815

LIABILITIES AND EQUITY
LIABILITIES
DEBT	$207,712	$264,782
OTHER LIABILITIES	95,056	69,114

TOTAL LIABILITIES	302,768	333,896
TOTAL EQUITY	96,366	79,919

TOTAL LIABILITIES AND EQUITY	$399,134	$413,815

(1)	Net of Unearned Discounts

(2)	Net of Unearned Discounts and Allowance

ONYX ACCEPTANCE CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(In Thousands)		(In Thousands)
	2004	2003	2004	2003
REVENUES:
Net Interest Income	$7,329	$4,754	$19,986	$19,075
Gain on Sale of Contracts, net	8,508	8,725	25,099	18,057
Service Fee Income	15,003	13,616	42,406	40,042

Total Revenues	30,840	27,095	87,491	77,174
EXPENSES:
Provision for Credit Losses	760	967	1,515	2,221
Operating Expenses	22,821	22,986	68,597	68,984

Total Expenses	23,581	23,953	70,112	71,205

Income before Income Taxes	7,259	3,142	17,379	5,969
Income Taxes	2,903	1,304	6,982	2,478

NET INCOME	$4,356	$1,838	$10,397	$3,491

NET INCOME PER SHARE — BASIC	$0.83	$0.36	$1.98	$0.69
NET INCOME PER SHARE — DILUTED	$0.69	$0.31	$1.66	$0.63
BASIC SHARES OUTSTANDING	5,225,551	5,103,395	5,247,011	5,092,998
DILUTED SHARES OUTSTANDING	6,310,967	6,002,979	6,262,581	5,514,459

ONYX ACCEPTANCE CORPORATION and SUBSIDIARIES
DELINQUENCY AND LOSS RATES
(UNAUDITED)
(Dollars In Thousands)

	September 30,		December 31,
	2004		2003
Delinquency Experience
	Number of		Number of
	Contracts	$	Contracts	$
Serviced Portfolio (excluding gold)	272,014	$2,852,609	280,459	$2,843,446
Gold Portfolio	30,720	$602,742	9,614	$198,281

Total Managed Portfolio	302,734	$3,455,351	290,073	$3,041,727
Serviced Delinquency
31 to 59 days	2,968	$16,315	4,664	$28,084
60 to 89 days	882	4,735	1,047	5,889
90 days or more	752	3,812	943	4,955

Total	4,602	$24,862	6,654	$38,928
Delinquency as a percentage of number and amount of serviced portfolio Net of Repossessed Inventory and Bankruptcies	1.69%	0.87%	2.37%	1.37%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Loss Experience
	2004	2003	2004	2003
Average Serviced Portfolio during the period	$2,852,197	$2,873,953	$2,847,384	$2,889,316
Gross Charge-offs	$12,312	$17,625	$42,299	$57,611
Recoveries	$3,515	$3,370	$11,455	$10,178
Net Charge-offs	$8,797	$14,255	$30,844	$47,433
Net Charge-offs as a percentage of averaged serviced portfolio outstanding during the period.*	1.23%	1.98%	1.44%	2.19%

*Annualized

Onyx Acceptance Corporation

The table below illustrates the cumulative net credit loss performance of each of the securitized pools outstanding for the period from the date of securitization through September 30, 2004 stated as a percentage of the original principal balance.

Month	00-A	00-B	00-C	00-D	01-A	01-B	01-C	01-D	02-A	02-B	02-C	02-D	03-A	03-B	03-C	03-D	04-A	04-B	04-C
1	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
2	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
3	0.02%	0.02%	0.01%	0.00%	0.00%	0.01%	0.00%	0.00%	0.01%	0.00%	0.00%	0.00%	0.00%	0.01%	0.00%	0.01%	0.02%	0.01%
4	0.04%	0.04%	0.03%	0.02%	0.02%	0.03%	0.02%	0.02%	0.01%	0.01%	0.01%	0.01%	0.01%	0.02%	0.01%	0.02%	0.05%	0.02%
5	0.11%	0.10%	0.06%	0.07%	0.07%	0.10%	0.05%	0.04%	0.02%	0.04%	0.06%	0.03%	0.02%	0.04%	0.03%	0.05%	0.09%	0.05%
6	0.18%	0.17%	0.11%	0.15%	0.12%	0.18%	0.11%	0.08%	0.07%	0.10%	0.11%	0.07%	0.07%	0.06%	0.08%	0.08%	0.13%
7	0.37%	0.30%	0.26%	0.26%	0.20%	0.30%	0.18%	0.14%	0.12%	0.17%	0.17%	0.15%	0.11%	0.12%	0.11%	0.15%	0.22%
8	0.63%	0.44%	0.41%	0.39%	0.31%	0.39%	0.29%	0.22%	0.19%	0.23%	0.26%	0.30%	0.17%	0.21%	0.18%	0.21%	0.32%
9	0.87%	0.67%	0.65%	0.50%	0.47%	0.50%	0.38%	0.32%	0.26%	0.33%	0.34%	0.37%	0.24%	0.27%	0.23%	0.27%
10	1.05%	0.90%	0.85%	0.65%	0.60%	0.65%	0.48%	0.44%	0.34%	0.41%	0.42%	0.44%	0.31%	0.35%	0.31%	0.35%
11	1.27%	1.11%	1.08%	0.85%	0.77%	0.77%	0.59%	0.51%	0.39%	0.49%	0.51%	0.51%	0.39%	0.42%	0.35%	0.43%
12	1.59%	1.38%	1.29%	1.03%	0.95%	0.89%	0.70%	0.59%	0.48%	0.58%	0.60%	0.59%	0.44%	0.49%	0.42%	0.50%
13	1.82%	1.57%	1.42%	1.25%	1.14%	1.04%	0.78%	0.69%	0.56%	0.68%	0.70%	0.67%	0.50%	0.54%	0.46%
14	2.03%	1.84%	1.65%	1.41%	1.31%	1.19%	0.89%	0.77%	0.64%	0.75%	0.79%	0.75%	0.59%	0.60%	0.52%
15	2.25%	2.08%	1.93%	1.62%	1.47%	1.33%	1.00%	0.85%	0.74%	0.84%	0.89%	0.79%	0.67%	0.63%	0.61%
16	2.48%	2.26%	2.16%	1.86%	1.64%	1.43%	1.11%	0.94%	0.83%	0.93%	0.98%	0.88%	0.74%	0.70%
17	2.64%	2.42%	2.42%	2.04%	1.78%	1.55%	1.23%	1.03%	0.91%	1.02%	1.07%	0.99%	0.81%	0.80%
18	2.80%	2.69%	2.65%	2.20%	1.96%	1.67%	1.34%	1.10%	1.00%	1.10%	1.16%	1.07%	0.89%
19	2.98%	2.96%	2.97%	2.41%	2.10%	1.80%	1.45%	1.19%	1.12%	1.16%	1.29%	1.15%	0.97%
20	3.25%	3.20%	3.25%	2.60%	2.25%	1.94%	1.58%	1.30%	1.20%	1.26%	1.38%	1.22%	1.07%
21	3.52%	3.44%	3.48%	2.75%	2.36%	2.09%	1.71%	1.39%	1.27%	1.34%	1.48%	1.30%	1.15%
22	3.69%	3.69%	3.70%	2.92%	2.49%	2.23%	1.84%	1.51%	1.39%	1.44%	1.60%	1.36%
23	3.91%	3.94%	3.95%	3.03%	2.61%	2.35%	1.92%	1.59%	1.49%	1.52%	1.69%	1.43%
24	4.12%	4.18%	4.18%	3.16%	2.75%	2.47%	2.02%	1.67%	1.60%	1.60%	1.76%	1.49%
25	4.32%	4.39%	4.37%	3.32%	2.86%	2.57%	2.13%	1.73%	1.69%	1.66%	1.82%
26	4.52%	4.57%	4.54%	3.45%	3.01%	2.67%	2.25%	1.80%	1.76%	1.73%	1.89%
27	4.71%	4.74%	4.74%	3.59%	3.12%	2.77%	2.33%	1.89%	1.82%	1.77%	1.96%
28	4.87%	4.91%	4.88%	3.71%	3.27%	2.87%	2.43%	1.96%	1.93%	1.80%
29	5.04%	5.07%	5.03%	3.86%	3.41%	2.96%	2.52%	2.01%	1.99%	1.85%
30	5.23%	5.22%	5.18%	4.00%	3.52%	3.04%	2.62%	2.06%	2.02%	1.92%
31	5.35%	5.36%	5.33%	4.09%	3.60%	3.11%	2.72%	2.09%	2.06%
32	5.48%	5.53%	5.43%	4.20%	3.69%	3.19%	2.81%	2.14%	2.11%
33	5.61%	5.67%	5.57%	4.28%	3.78%	3.28%	2.89%	2.19%	2.15%
34	5.74%	5.80%	5.67%	4.39%	3.87%	3.35%	2.92%	2.21%
35	5.85%	5.91%	5.77%	4.47%	3.93%	3.41%	2.97%	2.26%
36	5.96%	6.04%	5.90%	4.55%	4.03%	3.48%	3.00%	2.30%
37	6.06%	6.15%	5.99%	4.64%	4.10%	3.51%	3.05%
38	6.16%	6.24%	6.09%	4.73%	4.16%	3.56%	3.10%
39	6.25%	6.35%	6.17%	4.81%	4.20%	3.59%	3.13%
40	6.33%	6.43%	6.24%	4.85%	4.24%	3.62%
41	6.41%	6.53%	6.31%	4.91%	4.28%	3.65%
42	6.48%	6.60%	6.39%	4.95%	4.30%
43	6.54%	6.67%	6.47%	4.98%	4.33%
44	6.59%	6.76%	6.53%	5.02%
45	6.62%	6.82%	6.60%	5.05%
46		6.86%